                                DISTRIBUTION AGREEMENT


    THIS AGREEMENT, effective as of April 2, 1996, between CARDIOVASCULAR DIAGNOSTICS, INC., a corporation organized and existing under the laws of North Carolina, with its principal offices located at 5301 Departure Drive, Raleigh, North Carolina ("CVDI"), and AVECOR, a Minnesota corporation having its principal place of business in Minneapolis, MN ("AVECOR").

                                 W I T N E S S E T H:
    WHEREAS, CVDI, among other things, is engaged in the manufacture of certain hemostasis diagnostic products; and;

    WHEREAS, AVECOR has experience and capability in the marketing and distribution of hemostasis diagnostic products and desires to distribute such products;
    NOW, THEREFORE, the parties agree as follows:

1.  DEFINITIONS.
    The following capitalized terms shall have the meanings set forth below:

    1.1 "ACT" means the Food, Drug and Cosmetic Act (21 U.S.C. Sections 301 et seq.) and the regulations promulgated thereunder and all foreign equivalents thereof.
    1.2 "AFFILIATE" means any person or entity which, directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, a party. "Control" means the direct or indirect, legal or beneficial, (a) ownership of more than 50% of the outstanding voting rights of such person or entity or (b) the power or ability to direct the management or policies of such person or entity.
    1.3 "FDA" means the United States Food and Drug Administration or any successor agency, and all foreign equivalents thereof.
    1.4 "FUTURE PRODUCTS" means Heparin Management Panel, AT test card and related controls, and ACCENT hardware.
    1.5 "GOOD MANUFACTURING PRACTICES" or "GMP" means the applicable current good manufacturing practices promulgated from time to time by the FDA in accordance with the Act, and all foreign equivalents thereof.

    1.6 "INSTRUMENTS" means CVDI's manual, compact, single test, portable analyzer, the TAS (thrombolytic assessment system), which provides point of patient care evaluations of hemostasis.
    1.7 "NEW PRODUCTS" means improvements and enhancements of Products, but shall not include increased card dating, Alliance Cards, Specialty Cards, nor AVECOR Alliance Cards.
    1.8 "PRODUCTS" means all products described on SCHEDULE 1.11. "PRODUCTS" includes Instruments and Specialty Cards.

    1.9   "SPECIALTY CARDS" means CVDI's HMT Card and related controls.
    1.10  "TERRITORY" means the United States and Canada.


2.  DISTRIBUTION OF SPECIALTY CARDS.
    2.1 GRANT. Subject to the limitations contained herein, CVDI hereby grants to AVECOR, the sole and exclusive right to sell, market, promote, distribute, and otherwise transfer, dispose, provide and place ("sell") the Specialty Cards in the Territory. CVDI shall not, directly or indirectly, through technology licensing or otherwise, grant any third party any right to sell Specialty Cards in the Territory during the term of this Agreement. Subject to the limitations contained herein, CVDI hereby grants AVECOR the exclusive right to distribute Future Products in the Territory during the term of this Agreement, provided the minimum sales requirements for Future Products shall be as agreed by the parties within ninety (90) days of notice by CVDI of the opportunity regarding the distribution of Future Products. AVECOR may upon the prior written approval of CVDI, which may be withheld in its sole discretion, distribute the Products directly or through one or more agents ("Subdistributors") and shall be solely responsible for determining the number, location and qualifications of Subdistributors; provided, however that any such permitted Subdistributors enter into an agreement which includes the substantive provisions of this Agreement.
    2.2 EXCLUSIVITY. During the term of this Agreement, neither AVECOR, nor any of its Affiliates, shall sell in the Territory any whole blood or plasma, point of care Specialty Cards except under the terms of this Agreement. Neither AVECOR nor any of its Affiliates or distributors shall distribute Products outside the Territory.
    2.3 REQUIREMENTS. AVECOR and its Affiliates shall purchase, and CVDI shall supply all of AVECOR's and it's Affiliates' requirements of
          Products, for resale within the Territory.   During the term of this
          Agreement, neither AVECOR nor any of its Affiliates shall manufacture any such Products or purchase any such Products from a supplier other than CVDI.
    2.4   PERFORMANCE REQUIREMENTS.  AVECOR shall use reasonable efforts to
          promote the sale of the Products.   AVECOR contemplates that the
          promotional efforts may include preparing promotional materials to be used in the Territory by AVECOR, participating in appropriate trade shows, advertising in trade publications applicable to the Territory and directly soliciting orders from customers within the Territory by the appropriate AVECOR sales force. AVECOR shall be responsible for training customers with respect to Products sold. AVECOR shall comply with the Act and other applicable, legal, health and safety requirements, laws and regulations in all of their marketing and sales activities. AVECOR shall not promote the Products for any uses not approved for Products by applicable regulatory agencies.

    2.5 TERMS AND CONDITIONS. All orders for Products shall be initiated by written purchase orders. No order shall be binding unless consistent with this Agreement. Acceptance by CVDI of AVECOR's purchase order is expressly limited to and conditioned upon, and only upon, AVECOR's acceptance of the terms and conditions set forth in this Agreement, which may not be changed or waived except in a writing signed by the parties. AVECOR's purchase orders submitted to CVDI shall be governed by the terms of this Agreement and CVDI's published Standard Terms and Conditions of Sale as in effect at the time of such purchase; provided, however, that in the event of a conflict between the terms of this Agreement and CVDI's Standard Terms and Conditions of Sale, this Agreement shall control and any additional, inconsistent or different terms and conditions contained in any purchase order, acknowledgment, confirmation, acceptance, invoice, or other documents supplied by AVECOR or CVDI are hereby expressly rejected. A copy of CVDI's Standard Terms and Conditions of Sale is attached hereto as Schedule 2.5. CVDI shall not arbitrarily change its Standard Terms and Conditions. CVDI shall advise AVECOR in writing at least thirty (30) days in advance of any proposed material changes to the Standard Terms and Conditions.
    2.6 REJECTION. AVECOR shall notify CVDI of obvious damage relating to the manufacturing or packaging of the Products (other than damage solely associated with the shipping of the Products) within 90 days of their respective receipt of the Products. Any such Product not rejected for obvious damage within ninety (90) days after receipt by AVECOR or its distributors (the "Rejection Period") shall be deemed accepted. A rejection by AVECOR shall mean that CVDI has received within the Rejection Period written notice of such rejection stating with particularity the reason therefor. CVDI shall as promptly as possible replace any rejected Products. After the Rejection Period, AVECOR may not return any such obviously damaged Products for any reason without CVDI's prior written consent.
    2.7   FUTURE PRODUCTS.  CVDI and AVECOR shall negotiate the provisions of
          Section 2.1 in good faith for distribution rights to Future Products, prices and minimum sales levels relating to such Future Products.

3.  MARKETING AND SUPPORT ACTIVITIES.
    3.1 MARKETING MEETINGS; REPORTS. The parties shall meet at least semi-annually to discuss market plans, product improvement suggestions and other information concerning the marketing and development of the Products. AVECOR shall provide information available to it about the Products and its ability to compete with other diagnostic products for related uses and to meet customer needs. AVECOR shall provide CVDI general information regarding sales of the Products such as pricing trends by geographic region as well as sales information indicating sales by country and by geographic region.
    3.2 PROMOTIONAL MATERIAL. CVDI will furnish AVECOR with copies of promotional literature and advertisements it prepares for the Product. AVECOR shall not copy or utilize any promotional material prepared by it without obtaining the prior written approval thereof from CVDI. CVDI's approval shall not be unreasonably withheld or delayed. CVDI and AVECOR shall comply with all requirements of the Act, local laws, regulations and other laws in their advertising and other promotional activities.
    3.3 PACKAGING, LABELING. CVDI shall manufacture, label and package the Products in final form for distribution by AVECOR. In addition to all applicable legal requirements, the labels shall comply with the requirements set forth in Section 3.4 below, shall display "CVDI" and shall identify CVDI as the manufacturer of the Products. AVECOR shall not repackage or label any Products and shall not alter any Products or any package or label used in connection with any Products except as specifically authorized by CVDI. In the event that CVDI shall authorize or require repackaging or re-labeling, AVECOR shall comply in all respects with the instructions of CVDI, at the expense of CVDI.
    3.4 TRADEMARKS AND TRADE NAMES. CVDI hereby grants AVECOR the nontransferable, nonexclusive right to use in the Territory the trademarks and tradenames listed on Schedule 3.4, and any other trademarks owned by CVDI which it may designate in writing for use by AVECOR (the "Trademarks"), in connection with the marketing and sale of the Products for the duration of the Agreement. The Products shall be marketed and sold only under the Trademarks, and the name "CVDI" as required under Section 3.3. AVECOR acknowledges that it has and will obtain no proprietary interest in the Trademarks and agrees not to use the same as part of its corporate or business name. AVECOR's right to the use of any Trademark or other property of CVDI shall terminate immediately upon termination of this Agreement; provided, however, such right shall be extended for the period of time specified in Section 11.5, at the end of which all such rights shall terminate. AVECOR shall use the Trademarks only in the manner prescribed by CVDI. The Products are offered for sale and sold by CVDI subject in every case to the condition that such sale does not convey any licenses, express or implied, to manufacture, duplicate or otherwise copy or reproduce any Product. In the event of termination of this Agreement, AVECOR shall not manufacture or have manufactured any devices, cards, components or assemblies utilizing any information belonging to CVDI.
    3.5 MARKETING ASSISTANCE/TRAINING. CVDI agrees to provide technical training, and technical assistance to AVECOR personnel at periodic intervals, with the frequency and content to be determined by mutual agreement. The training and technical assistance provided to AVECOR shall be no less than that provided to CVDI employees and sales force, and shall be updated from time to time with at least the frequency such updates are provided to CVDI employees and sales force. Each party to this Agreement shall be responsible for its own expenses in connection with any such training and assistance.
    3.6 SUPPORT. CVDI will use reasonable efforts to support the sale of Products by AVECOR where requested by AVECOR. Such support shall be provided in the sole discretion of CVDI.
    3.7 SERVICE. Except as otherwise provided in this Section, CVDI agrees to provide service and maintenance for Instruments sold by AVECOR for its standard fees, as they exist from time to time, and in accordance with its then applicable standard service agreement.
          CVDI shall offer service contracts for Instruments to customers to provide maintenance and services in accordance with its standard contract. CVDI shall provide AVECOR with its service contract price list and AVECOR shall be entitled to sell such contracts on behalf of CVDI. AVECOR shall bill for the service contracts which it sells and payment by AVECOR to CVDI shall be within thirty (30) days after AVECOR receives payment for such service/maintenance contract. Service and maintenance may be provided by CVDI or an independent third party service company.
    3.8 PRODUCT WARRANTY. AVECOR shall make no representation or warranty about the Products, whether in writing or orally, except as is contained in written materials delivered to AVECOR by CVDI expressly for use in promoting the sale of the Product or as may otherwise be agreed to by CVDI in writing.
    3.9 DEVELOPMENT AND MARKETING COOPERATION. AVECOR will have the right to discuss with, and propose to, CVDI additional specifications for the Products and specifications for Future Products.

4.  REGULATORY COMPLIANCE.
    4.1   REGISTRATIONS.
          (a) CVDI shall use commercially reasonable efforts, including conducting clinical trials, to obtain and maintain regulatory approvals and requirements for it to sell the Products in the Territory. CVDI shall have sole discretion as to the commercial reasonableness of any acts required on its part to maintain any regulatory approval or requirement.

          (b) CVDI shall promptly provide to AVECOR copies of all required Product notifications and registrations to regulatory agencies (including device listing reports) including copies of all letters received from the FDA.
    4.2 REPORTING OBLIGATIONS. AVECOR shall maintain, or cause to be maintained, all complaint files and other records required to be maintained by the FDA and other regulatory agencies with respect to Products purchased by AVECOR from CVDI. CVDI shall promptly provide to AVECOR copies of all complaints received with respect to the Products sold to AVECOR as well as responses sent, if any. AVECOR shall promptly provide CVDI with copies of any complaints relating to the Products received by AVECOR. Except to the extent AVECOR is otherwise required by law, CVDI shall submit to the FDA all reports of complaints, malfunctions, failures or deterioration in the characteristics or performance or instructions for use or inadequacy in labeling which may have led or lead to death or serious injury and all other information about the Products required to be submitted to any regulatory agency.
    4.3 MANUFACTURING. CVDI shall use its best efforts to comply with all applicable GMP requirements, including all national technical and quality standards applicable to the Products which are incorporated into GMP. CVDI shall have sole discretion as to the commercial reasonableness of any acts required on its part with respect to GMP compliance, provided, however, CVDI shall notify AVECOR of any citations from discussions with a regulatory body where such discussions and citations relate to a material aspect of GMP compliance.
    4.4 SAMPLES. CVDI shall retain samples of each lot of the Products for time periods which are in accordance with GMP.
    4.5 PRODUCT RECALLS AND FIELD CORRECTIVE ACTIONS. In the event (i) any government authority issues a directive or order that a Product be recalled, (ii) a court of competent jurisdiction orders such a recall or (iii) CVDI determines that a Product should be recalled or that a Field Corrective Action should occur, the parties shall take all appropriate corrective actions. AVECOR will provide notice to customers of the recall of the Product. Upon determination of the party responsible for the recall or Field Corrective Action, such party shall be responsible for the cost of notifying end users and for determining the corrective actions to be taken and the costs associated with such actions. CVDI and AVECOR shall fully cooperate with one another and provide all reasonable assistance in conducting any recall or Field Corrective Action under this Paragraph. AVECOR shall maintain records of all sales of the Products sufficient to carry out a recall with respect to Products purchased under the Agreement.

    4.6   GENERAL OBLIGATIONS OF CVDI AND AVECOR.
          (a) Except as otherwise expressly provided in the Agreement, CVDI shall manufacture, test, package, and label the Products. AVECOR shall price, invoice and have shipped in the Territory all Products.
          (b) CVDI shall manufacture, test, package, label and release and AVECOR shall maintain, store and ship the Products in accordance with all applicable GMP requirements.
          (c) Each party shall promptly notify the other party of, and shall provide the other party with copies of, any correspondence and other documentation received or prepared in connection with any of the following events: (1) receipt of any material correspondence from the FDA in connection with the manufacture, sale or use of the Products; (2) any recall of the Products; (3) the withdrawal of the Products from the market; (4) any regulatory comments relating to the manufacture of the Products requiring a response or action by either party.
          (d) CVDI shall maintain all manufacturing and analytical records, all records of shipments of the Products from CVDI, and all validation data relating to the Products for the time periods required by applicable laws and regulations. CVDI shall make such data available to the FDA upon request of the FDA, such request being made either directly to AVECOR or to CVDI, or otherwise as required by applicable law.
    4.7   ORDERS.
          (a) FORECASTS. Beginning with the execution hereof, AVECOR shall provide monthly, by the fifteenth day of each month, its estimated forecast of its and its Affiliates requirements for the Products for each of the six (6) months following the end of the month in which such forecast is submitted (each a "Forecast"). All Forecasts under this Agreement and updates thereof for any period will constitute a firm obligation of AVECOR to purchase the quantities of Products (Specialty Cards and Instruments) indicated only for the first three months of such Forecast.
          (b) WRITTEN ORDERS. AVECOR shall initiate orders for Products by written purchase orders, which may be submitted by facsimile. Orders are subject to acceptance by CVDI, preferably by reply facsimile. In the event AVECOR's purchase order contains terms conditions which are in addition to, or differ from or contradict the terms of this Agreement, the terms of this Agreement shall control.
          (c) DELIVERY. CVDI shall use its best efforts to supply the Products ordered by AVECOR and shall supply Products in accordance with the delivery schedule and in the quantities specified by AVECOR provided; however, CVDI shall not be obligated to deliver Specialty Cards to the extent that orders for such Specialty Cards exceed 125% of the quantities stated in the portion of any forecast which contains the firm obligation of AVECOR to purchase

              Specialty Cards. CVDI shipments of Products shall be delivered FOB freight collect CVDI's distribution site, Raleigh, North Carolina, to AVECOR's carrier at which time title, ownership and risk of loss and damage shall pass to AVECOR. CVDI shall deliver Products, properly packed for distribution (including, but not limited to refrigerated distribution), to the carrier selected by AVECOR at its distribution site. All freight and insurance expenses, as well as any special handling or special packing expenses requested by AVECOR, shall be paid by AVECOR. AVECOR shall bear any and all applicable taxes, duties and similar charges that may be assessed against the Products after delivery to the carrier at CVDI's distribution site. CVDI shall include shipping documents with Products in accordance with AVECOR's reasonable requests.
    4.8 PACKAGING. CVDI shall provide all necessary labels and package inserts for all Specialty Cards as well as for the shipping container, which labels and package inserts shall comply with applicable FDA requirements. AVECOR shall not use any other labels or package inserts for any of such Specialty Cards.
    4.9 TAXES; DUTIES. The actual amount of sales, use, excise, value-added and similar taxes levied upon or applicable to the transfer of Product to AVECOR are payable by AVECOR. AVECOR shall pay all duties, tariffs, surcharges and other customs and other governmental fees levied in connection with the export of the Specialty Cards outside of the United States but within the Territory.

5.  PRODUCT WARRANTY.
    5.1 STANDARD LIMITED WARRANTY. CVDI warrants that the Specialty Cards and controls shall, at the time of shipment, (a) comply with the requirements of the Act, if applicable, and shall until their expiration date conform to the labeling and package inserts; (b) will not be products that are adulterated or misbranded within the meaning of the Act; (c) shall have been manufactured, packaged, stored and shipped in conformity with applicable GMP requirements; and (d) will not be products that may not be introduced into interstate commerce pursuant to applicable federal or state law. CVDI warrants that all Instruments shall, until the earlier of twenty-four (24) months from shipment by CVDI; or twelve (12) months after the date of installation with the customer: (a) comply with the requirements of the Act, if applicable, (b) will not be products that are adulterated or misbranded within the meaning of the Act;
          (c) shall have been manufactured, packaged, stored and shipped in conformity with applicable GMP requirements; and (d) will not be products that may not be introduced into interstate commerce pursuant to applicable federal or state law.
          This limited warranty is contingent upon proper use of a Product in the application for which such Product was intended and does not cover Products that were modified without CVDI's written approval, that have expired, or that were improperly stored or handled.

    5.2 NO OTHER WARRANTY. EXCEPT FOR THE EXPRESS LIMITED WARRANTIES SET FORTH IN SECTION 5.1 ABOVE, CVDI GRANTS NO WARRANTIES FOR THE PRODUCTS, EXPRESS OR IMPLIED, EITHER IN FACT OR BY OPERATION OF LAW, BY STATUTE OR OTHERWISE, AND CVDI SPECIFICALLY DISCLAIMS ANY IMPLIED WARRANTY OF QUALITY, WARRANTY OF MERCHANTABILITY, WARRANTY OF FITNESS FOR A PARTICULAR PURPOSE OR WARRANTY OF NON-INFRINGEMENT.
    5.3 REMEDY AND LIMITATION OF LIABILITY. EXCEPT AS OTHERWISE PROVIDED HEREIN, CVDI'S LIABILITY AND AVECOR AND ITS CUSTOMERS SOLE REMEDY UNDER THIS AGREEMENT AND THE LIMITED WARRANTY WITH RESPECT TO ANY PRODUCTS SHALL BE LIMITED TO A REFUND OF AVECOR'S COST OF PRODUCTS OR REPAIR OR REPLACEMENT, AT CVDI'S SOLE DISCRETION. IN NO EVENT SHALL CVDI BE LIABLE FOR THE COST OF PROCUREMENT OF SUBSTITUTE PRODUCT OR FOR ANY SPECIAL, CONSEQUENTIAL OR INCIDENTAL DAMAGES FOR BREACH OF WARRANTY OR OTHERWISE.

6.  PAYMENTS FOR PRODUCT.
    6.1 PURCHASE PRICE. AVECOR shall pay CVDI a purchase price per Specialty Card (the "Card Purchase Price") of US$2.00. Except as otherwise provided herein, AVECOR shall pay CVDI a purchase price per Instrument (the "Instrument Purchase Price") of US$1,850.00. During the first twelve months of the term of this Agreement, CVDI will sell AVECOR 36 Instruments to be used as samples for U.S.$1500 each. Specialty Card controls shall be priced at $62.50 per box of 25.
    6.2 RESALE PRICES. AVECOR may offer the Products to its customers at such prices as it, in its sole discretion, may determine. CVDI shall have no right to determine the prices at which AVECOR may offer the Products for resale.
    6.3 SAMPLES. Upon AVECOR's request, during the first twelve months in which this Agreement is in effect, CVDI shall supply 12,000 Specialty Cards as samples for demonstration purposes. The price for such cards shall be US$1.90 per card FOB CVDI.
    6.4 MINIMUM SALES. CVDI shall be entitled to terminate this Agreement and to enter into alternative exclusive distribution agreements in the Territory in the event that AVECOR fails to attain the applicable percentage of the following annual minimum sales of Products to end users (where the definition of sales to end users shall include firm written orders received but not yet shipped by AVECOR) in the United States or Canada calculated at the end of each twelve month period for the applicable year: Said order to be shipped within 30 days of receipt.

                                  April 1, 1997   April 1, 1998  April 1, 1999    April 1, 2000           Each Year
                                       to               to             to              to                 Thereafter
                                 March 31, 1998   March 31, 1999 March 31, 2000   March 31, 2001         During Term
                                 --------------   -------------- --------------   --------------         -----------
Level of Sales of Cards to End
Users                                108,000          216,000        500,000          650,000              650,000

Applicable Percentage To
Maintain Rights                        80%              90%            90%              90%                  95%

Level of Sales of Instruments
to End Users                            167            250              313                              Subject to
                                                                                                     Renegotiation but
                                                                                                    not less than 1/3 of
                                                                                                      prior year sales
                                                                                                           level.

Applicable Percentage to
Maintain Rights                        75%              75%            75%

    6.5 PAYMENT. All CVDI invoices shall be paid net 30 days from date of invoice in US Dollars. Any invoiced amounts not paid when due shall be subject to a service charge at the lower of the rate of one and one-half (1.5%) percent per month or the maximum rate permitted by law. If AVECOR fails to make any payment to CVDI when due, CVDI may upon thirty (30) days written notice to AVECOR without affecting any other rights under this Agreement, terminate this Agreement, cancel or delay shipments hereunder, or terminate the grant of exclusivity to AVECOR, provided, however, CVDI shall not be entitled to terminate this Agreement with respect to any invoice which is being contested by AVECOR in good faith; provided, further, that AVECOR may not be late more than two (2) times during any twelve (12) month period in order to be entitled to the referenced notice prior to termination or other action by CVDI.

7.  CONFIDENTIALITY.
    7.1 "PROPRIETARY INFORMATION" means: all financial information, marketing information, sales information, customer information, raw materials, know-how, drawings, compositions, manufacturing and other specifications, analytical procedures, flow sheets, reports, market studies, preclinical and clinical test results, FDA and other regulatory submissions, software and other medical, research, technical, and marketing information disclosed, directly or indirectly, by either party or any of its Affiliates to the other party in writing, marked "Confidential", "Proprietary" or the like, or, if transmitted orally or by observation of equipment or other material, confirmed by a writing so marked within sixty (60) days of its disclosure, or which by its nature is information normally intended to be held in confidence, unless the same: (a) is or becomes public knowledge through no fault of the receiving party;
          (b) is legally in the possession of the receiving party prior to receipt from the disclosing party; (c) is subsequently and lawfully received from a third party without its breach of any nondisclosure obligation; or (d) is independently developed by employees of the receiving party who have had no access to the Proprietary Information of the disclosing party.
    7.2 NON-DISCLOSURE. During the duration of this Agreement and thereafter, neither party shall disclose to third parties, or use for its benefit, in whole or in part, any Proprietary Information received from other party, except to the extent required to comply with the Act or other laws. Each party shall take all reasonable steps to minimize the risk of disclosure of Proprietary Information, including, without limitation:
          (a) ensuring that only its employees whose duties require them to possess such information have access thereto; and
          (b) exercising at least the same degree of care that it uses for its own Proprietary Information.
    7.3 DUTIES UPON TERMINATION. Except as otherwise permitted under this Agreement, upon request by the disclosing party after expiration or termination of this Agreement, the other party shall either return all of such disclosing party's Proprietary Information (including data, memoranda, drawings and other writings and tapes and all copies thereof) received or prepared by it or destroy the same, and in any event shall make no further use of such Proprietary Information provided, however, that counsel for the receiving party may keep one copy of the Proprietary Information for purposes of ascertaining the receiving party's obligations pursuant to this
          Section 8.
    7.4 USE OF PROPRIETARY INFORMATION. During the duration of this Agreement and thereafter, neither party shall use the other party's Proprietary Information for any purposes, except to perform its obligations hereunder.
    7.5 INJUNCTIVE RELIEF. Each party acknowledges that the other party would not have an adequate remedy at law for breach of any of the covenants contained in this Section 8 and hereby consents to the enforcement of same by the other party by means of temporary or permanent injunction issued by any court having jurisdiction thereof and further agrees that the other party shall be entitled to assert any claim it may have for damages resulting from the breach of such covenants in addition to seeking injunctive or other relief.

8.  INDEMNIFICATION.
    8.1 INDEMNIFICATION BY CVDI. Subject to AVECOR's compliance with its obligations set forth in Section 9.3 below, CVDI shall indemnify, defend and hold AVECOR and its Subdistributors, Affiliates, their shareholders, directors, officers, employees and agents harmless from and against any and all losses, damages, liabilities, claims, demands, judgments, settlements, costs and expenses (including, without limitation, reasonable attorneys' fees and other costs of defense) (collectively "Losses") attributable to, or arising out of a breach by CVDI of any of CVDI's warranties, representations, covenants or obligations hereunder or any claim, lawsuit or other action by a third party for breach of contract, personal injury or property damage to the extent caused by a breach by CVDI or any of its Affiliates of this Agreement, or out of or connected with the use or sale of the Product to the extent directly caused by CVDI's fault, negligence or breach of any of its obligations hereunder concerning the use or sale of the Product.
    8.2 INDEMNIFICATION BY AVECOR. Subject to CVDI's compliance with its obligations set forth in Section 9.3 below, AVECOR shall indemnify, defend and hold CVDI and its Affiliates, their shareholders, directors, officers, employees and agents harmless from and against any and all Losses attributable to, or arising out of a breach by AVECOR of any of AVECOR's warranties, representations, covenants or obligations hereunder, or any claim, lawsuit or other action by a third party for, breach of contract, personal injury or property damage to the extent caused by a breach by AVECOR or any of its Affiliates of this Agreement, or out of or connected with the use or sale of the Product to the extent directly caused by AVECOR's fault, negligence or breach of any its obligations hereunder concerning the use or sale of the Product.
    8.3 NOTICE AND ASSISTANCE. A party (the "indemnitee") which intends to claim indemnification under this Section 9 shall promptly notify the other party (the "indemnitor") in writing of any action, claim or other matter in respect of which the indemnitee or any of its employees or agents intend to claim such indemnification. The indemnitee shall permit, and shall cause its employees and agents to permit, the indemnitor, at its discretion, to settle any such action, claim or other matter and agrees to the complete control of such defense or settlement by the indemnitor; PROVIDED, however, that such settlement does not adversely affect the indemnitee's rights hereunder or impose any obligations on the indemnitee in addition to those set forth herein in order for it to exercise such rights. No such action, claim or other matter shall be settled without the prior written consent of the indemnitor and the indemnitor shall not be responsible for any legal fees or other costs incurred other than as provided herein. At the expense of the indemnitor, the indemnitee shall render the indemnitor all assistance reasonably necessary in defending against such claim, suit, or action. The indemnitee party shall have the right at its expense, to retain separate counsel to act in an advisory capacity in connection with any matter involving a claim for indemnity and the indemnitor will cooperate with such counsel.

9.  PATENTS.
    9.1 OWNERSHIP. Except as provided herein with respect to trademarks, AVECOR acknowledges that it does not have, nor does it hereby acquire, any right, title and interest in and to any patents, patent applications, trademarks or other proprietary rights of CVDI.

    9.2   PATENT INFRINGEMENT.
          (A) DEFENSE. AVECOR agrees that CVDI has the right to defend or at CVDI's option to settle, and CVDI agrees at CVDI's expense, to defend or at CVDI's option to settle, each claim, suit or proceeding brought against AVECOR or AVECOR's customers arising out of or related to an allegation of infringement of any United States patent, copyright, or trademark or misappropriation of trade secrets by the sale of Products sold hereunder or the use thereof, subject to the limitations hereinafter set forth. CVDI shall have sole control of any such action or settlement negotiations, and CVDI agrees to pay, subject to the limitations hereinafter set forth, any final judgment (including all pre-judgment and post-judgment interest) entered against AVECOR or AVECOR's customers on such issue in any such suit or proceeding defended by CVDI. AVECOR agrees that CVDI at CVDI's sole option, shall be relieved of the foregoing obligations unless AVECOR or AVECOR's customers shall notify CVDI promptly in writing of such claim, suit or preceding and gives CVDI authority to proceed as contemplated herein, and at CVDI's expense, cooperates with CVDI to settle and/or defend any such claim, suit or proceeding. CVDI shall not be liable for any costs or expenses incurred without CVDI's written authorization.
          (B) LIMITATION. Notwithstanding the provisions of subsection 10.2(a) above, CVDI assumes no liability for (i) infringements covering completed Products or any composition, assembly, combination method or process in which any of the Products may be used but not covering Products when used alone; provided, however, that such limitation shall not apply where the sale or use of the Product (whether or not in any composition, assembly, combination, method or process) is a sale for a use or a use intended or approved by CVDI; (ii) infringements involving any marking or branding not applied by CVDI or applied at the request of AVECOR; or (iii) infringements involving the modification or servicing of the Products, or any part thereof unless such modification or servicing was performed by CVDI or in accordance with CVDI's written instructions or approved by CVDI.

          (C) THE FOREGOING PROVISIONS OF THIS SECTION 10.2 STATE THE
              ENTIRE LIABILITY AND OBLIGATION OF CVDI AND THE EXCLUSIVE REMEDY OF AVECOR AND CUSTOMER WITH RESPECT TO ANY ALLEGED INFRINGEMENT OF PATENTS, COPYRIGHTS, TRADEMARKS, OR OTHER INTELLECTUAL PROPERTY RIGHTS BY THE PRODUCTS OR ANY PART THEREOF.
          (D) PATENT ENFORCEMENT. If AVECOR believes that a third party is reasonably likely infringing CVDI's patent rights in the Territory, AVECOR shall promptly notify CVDI of that fact and shall provide to CVDI reasonable evidence of any such claim based upon materials available to AVECOR. Upon receipt of evidence satisfactory to CVDI of infringement, in CVDI's sole discretion CVDI shall then have the sole right to take action against such infringing third party.
          (E) COOPERATION. If either party takes action against a third party pursuant to this Section 10.2, or if a third party claims the manufacture, use or sale of Product in the Territory infringes its patent or other proprietary rights, the other party agrees to provide reasonable assistance by supplying information within its control which may assist the party taking the enforcement action or defending such claim.
    9.3 DISTRIBUTION RIGHTS. CVDI hereby grants to AVECOR the right to act as its authorized distributor in the Territory to sell the Products for the term of this Agreement. During the term of this Agreement CVDI shall not bring any claim or action against AVECOR for the infringement or misappropriation of any intellectual property owned or licensed to CVDI based upon the use or sale by AVECOR or any of its Affiliates of Products pursuant to the terms and conditions of this Agreement.

10. TERM; TERMINATION.
    10.1 TERM. The initial term of this Agreement shall be from the Effective Date until March 31, 2002, unless terminated earlier under the provisions of this Agreement. This Agreement shall renew automatically for one year periods unless at least thirty (30) days prior to year end, either party provides to the other written notice of its intent to terminate.

    10.2 TERMINATION FOR CAUSE -- EITHER PARTY. Without prejudice to any other rights it may have hereunder or at law or in equity, either party may terminate this Agreement immediately by written notice to the other party upon the occurrence of any of the following:
          (a) the other party becomes insolvent, an order for relief is entered against the other party under any bankruptcy or insolvency laws or laws of similar import;
          (b) the other party makes an assignment for the benefit of its creditors or a receiver or custodian is appointed for it or its business is placed under attachment, garnishment or other process involving a significant portion of its business;
          (c) after sixty (60) days' written notice from the terminating party without cure by the other party of any material breach of this Agreement by the other party not involving minimum sales or payments;
          (d) the failure by AVECOR to make any payment due under this Agreement; or
          (e) the failure by AVECOR to maintain minimum sales to end users under this Agreement.
    10.3  RIGHTS AND DUTIES UPON TERMINATION.
          (a) Termination of this Agreement, for whatever reason, shall not affect any rights or obligations accrued by either party prior to the effective date of termination, including under any purchase order for Products placed prior to the effective date of termination.
          (b) Except as provided otherwise in this Section 10.3, upon termination of the Agreement, CVDI shall use reasonable efforts to continue to sell and supply Products to AVECOR's Customers. CVDI will honor the terms and conditions of AVECOR Customer contracts to the extent such agreements have been entered into in arms-length transactions and the prices charged for the supply of Products are consistent with the market price for similar products sold by CVDI. Upon termination of this Agreement, AVECOR, upon CVDI's request, shall assign to CVDI (or such other entities designated by CVDI) all product approvals, registrations and regulatory approvals to sell Products in each country in the Territory; or, if assignment of any such registration or approval is not permissible under applicable law, where requested by CVDI, AVECOR shall grant CVDI (or its designee) a right of reference to such registrations and approvals. AVECOR shall otherwise use reasonable efforts to enable CVDI to import and sell the Products in such countries.
          (c) Upon termination of this Agreement, AVECOR will not for a period of two (2) years sell products which are competitive with special Cards or Instruments.
          (d) Sections of this Agreement shall survive any termination of this Agreement which relate to confidentiality and indemnification, or otherwise which by their nature cannot be accomplished or fulfilled prior to termination or which relate to obligations of the parties accrued prior to termination.
          10.4 NON-COMPETITION. AVECOR shall not during the term of this Agreement manufacture, sell, distribute or cause to be distributed products competitive with Specialty Cards or Instruments.

11. ARBITRATION.
    Except for terminations pursuant to Section 10.2(d) above, all disputes, controversies and differences which may arise between the parties out of, in relation to or in connection with this Agreement, or for the breach thereof, or any claim based on or arising from any alleged wrongful conduct or omission related to this Agreement, may upon mutual agreement of the parties, be determined by arbitration. The arbitration shall be conducted in accordance with the Rules of the American Arbitration Association ("AAA"), Supplementary Procedures for Large Complex Disputes, in effect as of the commencement of the arbitration, as modified by the provisions of this paragraph. The arbitration shall be held in Raleigh, North Carolina. Whenever a party desires to request arbitration proceedings, such party shall first cause its chief executive officer or other designated and authorized officer to contact the other party; which shall cause its chief executive officer or other designated and authorized officer to make good faith efforts to resolve any such dispute prior to arbitration or litigation.
    No provision of this section shall limit the right of either party to this Agreement to obtain provisional or ancillary remedies from a court of competent jurisdiction before, after or during the pendency of any arbitration if injunctive relief from the court is necessary to prevent serious and irreparable injury to one party or the other. The parties acknowledge that for purposes of this Agreement
    (1) preliminary injunctions, appointments of receivers, attachments, temporary protective orders and writs of possession constitute "provisional remedies," and (2) judicial actions to enforce a decision reached pursuant to this section constitute "ancillary remedies."

12. MISCELLANEOUS.
    12.1 CHOICE OF LAW. This Agreement and all purchase orders issued hereunder shall be governed and interpreted, and all rights and obligations of the parties shall be determined, in accordance with the laws of the State of North Carolina, without regard to its conflict of laws rules.
    12.2 NOTICES. All notices, approvals or other communications required hereunder shall be in writing and shall be deemed to have been duly given if delivered personally to such party or sent to such party by facsimile transmission (confirmed in writing by other permitted means), air courier or by certified mail, postage prepaid, to the following addresses:

          TO AVECOR:

          AVECOR Cardiovascular Inc.
          7611 Northland Drive
          Minneapolis, MN 55428
          Attn:  Gregory J. Melsen

          TO CVDI:

          Cardiovascular Diagnostics, Inc.
          5301 Departure Drive
          Raleigh, NC  27604
          Attn: President
          Fax:  (919) 954-9932

          and WITH A COPY TO:

          Larry E. Robbins, Esq.
          Wyrick Robbins Yates & Ponton, L.L.P.
          4101 Lake Boone Trail
          Suite 300
          Raleigh, NC  27607
          Fax (919) 781-4865


          or to such other address as the addressee may have specified in notice duly given to the sender as provided herein. Such notice, request, demand, waiver, consent, approval or other communications will be deemed to have been given as of the date so delivered, transmitted by facsimile or fifteen (15) days after so mailed.
    12.3 SEVERABILITY. In the event that any provision of this Agreement shall be found in any jurisdiction to be in violation of public policy or illegal or unenforceable in law or equity, such finding shall in no event invalidate any other provision of this Agreement in that jurisdiction, and this Agreement shall be deemed amended to the minimum extent required to comply with the law of such jurisdiction.

    12.4 ENTIRE AGREEMENT. This Agreement states the entire agreement between the parties hereto about the transactions contemplated hereby and may not be amended or modified except by written instrument duly executed by the parties hereto.
    12.5 NO WAIVER. The failure of either party hereto to enforce at any time, or for any period of time, any provision of this Agreement shall not be construed as a waiver of such provision or of the right of such party thereafter to enforce each and every provision.
    12.6 ASSIGNMENT, BINDING EFFECT. Neither party shall assign this Agreement nor any of their respective rights or obligations hereunder without the prior written consent of the other party, except that either party may assign this Agreement to any of its Affiliates or to any person to which substantially all of the assets comprising its hemostasis products business are transferred by operation of law or otherwise, including, but without limitation, by merger or transfer of stock. Any other attempted assignment without such consent shall be void. Any assignee or transferee of this Agreement and/or the rights or obligations hereunder shall expressly assume in writing all obligations of the assignor/transferor pursuant to this Agreement. For purposes of this Section 12.6, a transfer of more than fifty (50%) percent of the stock of AVECOR shall be deemed on assignment where such transfer is engaged in the sale of hemostasis products.
    12.7 INDEPENDENT CONTRACTOR. Each party shall act as the independent contractor of the other party. Neither party shall be the legal agent of the other for any purpose whatsoever and therefore has no right or authority to make or underwrite any promise, warranty or representation, to execute any contract or otherwise to assume any obligation or responsibility in the name of or in behalf of the other party, except to the extent specifically authorized in writing by the other party. Neither of the parties hereto shall be bound by or liable to any third persons for any act or for any obligation or debt incurred by the other toward such third party, except to the extent specifically agreed to in writing by the party so to be bound.
    12.8 HEADINGS. All section headings contained in this Agreement are for convenience of reference only, do not form a part of this Agreement and shall not affect in any way the meaning or interpretation of this Agreement.
    12.9 COUNTERPARTS. This Agreement may be executed in any number of counterparts and any party hereto may execute any such counterpart, each of which when executed and delivered shall be deemed to be an original and all of which counterparts taken together shall constitute but one and the same instrument. It shall not be necessary in making proof of this Agreement or any counterpart hereof to account for any of the other counterpart.
    12.10 FORCE MAJEURE. Neither party shall be deemed to be in default for failure or delay in performance to the extent of causes which are reasonably unforeseeable or, if foreseeable, reasonably unremediable in spite of diligent efforts to effect a reasonable remedy, and which are caused by act or omission of any governmental authority or of the other party, compliance with new governmental regulations, insurrection, riot, embargo, delays or shortages in transportation or inability to obtain necessary materials, and Acts of God or Nature.
    12.11 INSURANCE. CVDI and AVECOR shall at all times maintain insurance, including product liability insurance, in the amount of $5,000,000. Each party shall, at the request of the other party, provide such evidence of such insurance as requested, including a certificate of insurance.

    IN WITNESS WHEREOF, this Agreement has been duly executed and delivered as of the day and year first above written.

CARDIOVASCULAR
DIAGNOSTICS, INC.                      AVECOR


  By:                                  By:
    -------------------------             -----------------------------
       As its                                         As its

                                    SCHEDULE 1.11


PRODUCTS                           CATALOG #           INITIAL SALES PRICE
                                                           TO AVECOR
--------------------------------------------------------------------------------

HMT                                                    $2.00 per Specialty Card

TAS                                                    $1850.00 per Instrument

HMT Controls                                           $62.50 per box of 25

Future Products

 AT                                                    $7.50 per card

HMT Management Panel                                   To be determined

 Accent                                                To be determined

                                     SCHEDULE 2.5

                            STANDARD TERMS AND CONDITIONS

1.   DEFINITIONS.
     CVDI: Cardiovascular Diagnostics, Inc. The person or organization that has placed an Order with CVDI or with whom CVDI has concluded an agreement. STANDARD TERMS: The Standard Terms and Conditions of Sale
     Products: The whole of the Products the subject of this Contract, as specified in the Offer or in the Order.
     OFFER: The written proposition, made by CVDI, which includes these Standard Terms, a specification of the Products and the current price.
     ORDER: The written request, made by the Buyer, including a specification of the Products to be ordered.

II.  OFFERS, GOODS, AND SPECIFICATIONS.
     1. All offers, Orders and Contracts of Sale by CVDI shall be subject to these Standard Terms
     2. These Standard Terms can only be amended with the specific written consent of CVDI.

III.      ORDERS.
          1. No Order shall be binding on CVDI until expressly accepted by CVDI in writing.
          2. No Order may be canceled and/or amended by the Buyer except with the written consent of CVDI.
          3. Save as provided in a distribution agreement between CVDI and the Buyer, these Standard Terms and any special terms agreed upon in writing represent the Understanding between the parties and shall supersede and exclude any previous agreements between CVDI and the Buyer in relation to their subject matter and all terms and/or General Conditions of whatever nature which the Buyer may in any way seek to impose.

IV.       PRICES.
          1. Unless otherwise agreed upon, all prices mentioned in CVDI current standard price list are based on deliver FOE, CVDI.
          2. The price shall be exclusive of, and the Buyer shall pay, all duties or taxes arising in connection with the sale unless otherwise agreed to by CVDI in writing.

V.        PAYMENT.
          1. Subject to any agreement to the contrary, payment must be made within 30 days from the date of the invoice.
          2. If the Buyer commits any breach of this Contract, all monies accrued and owing under this Contract shall immediately become due and payable.

          3. In the event of any later payment, the Buyer shall pay CVDI interest from the date payment became due, to be calculated at the Wall Street Journal Prime Rate increased by 5% per month.
          4. All payments shall be made in full without deducting any right of equity, set-off or counterclaim.

VI.       CARRIAGE AND DELIVERY.
          1. Unless otherwise agreed upon, delivery of the Products shall be FOB, CVDI.
          2. Any delivery time specified by the Buyer or indicated by CVDI is an estimate only and CVDI shall not have any liability whatsoever for failure to deliver the Products at or within any such delivery time. In case of any later deliver, CVDI must be formally declare to be in default and must be granted a reasonable term to comply with its delivery obligation.
          3. If the Buyer refused to take prompt delivery or is negligent in providing necessary information or instructions in accordance with these Standard Terms, then the Products shall be stored at the Buyers risk. The Buyer shall pay CVDI all additional delivery, storage and insurance costs and any other costs incurred along with any loss arising in connection with this neglect or refusal.
          4. The Buyer shall inspect all Products promptly upon receipt thereof. Such inspection shall include, without limitation, a quality control analysis. Any Product not properly rejected within 4 weeks after receipt by the Buyer shall be deemed accepted. The Buyer shall be deemed to have received the correct quantity of Products upon CVDI's delivery note being signed on behalf of the Buyer or by its carrier. In the event of any incomplete or excessive delivery, the Buyer shall not be entitled to reject the Products included in the Contract or to treat the Contract as repudiated.
          5. Buyer shall notify CVDI in writing within 5 days from the moment of discovery of any other defect or within 5 days from the moment the defect should have been discovered. Save only as provided under these General Conditions, CVDI shall not be held liable for any defect w2hich is not so notified. Unless expressly agreed otherwise, the risk of loss ensuing from loading and transporting the Products shall be borne by the Buyer even if the transport is handled by CVDI at the Buyer's request.

VII.      RETENTION OF TITLE.
          1. Notwithstanding delivery, title to the Products shall remain in CVDI and shall not pass to the Buyer until CVDI has received payment in full with respect to all Products delivered or to be delivered, work done in relation to sales agreements, interest owed and/or accrued including any cost which may arise in respect of letters of credit, bills of exchange or cheques along with any storage and other costs, resulting from a breach of the sales agreement by the Buyer.

VIII.     INTELLECTUAL PROPERTY RIGHTS.
          1. All patents, designs, trademarks, copyrights and other intellectual property rights of CVDI or whatever nature in respect of the Products, any of their constituent parts, their packaging or other material supplied with the Products shall remain the absolute property of CVDI and shall remain vested in CVDI.
          2. The Buyer shall indemnify CVDI against any and all loss, damage, claims, costs, and expenses suffered or incurred by CVDI in connection with any material, information or instruction supplied by the Buyer in relation to the Products, including the industrial or intellectual property rights as stated in Article VIII.1.

IX.       LIABILITY.
          1. CVDI's liabilities regarding the Products shall be limited in accordance with the provisions of CVDI's Standard Limited Warranty attached hereto as Exhibit A and incorporated by this reference. CVDI does not give any warranty beyond these specifications.
          2. CVDI's aggregate liability to the Buyer in respect of any and all causes of action arising at any time in connection with the Products, including but not limited to action in relation to negligence, shall be limited to the amount paid the Buyer for the Products or replacement of the Product at CVDI's option. In no event shall CVDI be liable for costs or procurement of substitute goods by anyone. In no event shall CVDI be liable for any special, consequential, incidental, or indirect damages, including but not limited to damages resulting from late delivery and loss of profit.

X.        ALTERATIONS TO THE PRODUCTS AND DESCRIPTION.
          1. After delivery of the Products, the Buyer shall not alter the Products or alter any marks, designs or artwork on the Products or on the packaging. The Buyer shall not apply its own marks on the Products or on their packaging, and shall not cause, allow or permit any third party to do so.

XI.       DEFAULT.
          1. If any of the following events occur, all monies accrued and owing under the Contract shall become immediately due and payable and CVDI shall be entitled at any time thereafter to terminate the Contract and any other Contract between CVDI and the Buyer by written notice, or to suspect further deliveries of Products, without prejudice to its right to full indemnification:
                  - if the Buyer defaults or commits to breach of the Contract or of any other obligations to CFDI and if, in CVDI's reasonable judgment, termination of the contract or suspension of further deliveries is justified;
                  - if an attachment or execution is levied upon the Buyer's property and/or assets;
                  - if the Buyer makes, offers or proposes a settlement,
                    arrangement or composition with its creditors. If a resolution or petition to wind up the Buyer's business is passed or presented, if a petition for an administrative order in respect of the Buyer is presented, if a petition for a bankruptcy order is made against the Buyer, or if a receiver, liquidator, trustee or manager of the Buyer's undertaking, property, assets or any part thereof is appointed;
                  - if CVDI considers that the Buyer may be unable to provide payment in full and/or to perform any of its other obligations under the Contract, and the Buyer is (in CVDI's reasonable judgment) not able to provide security covering his obligation.
          2. Should the Buyer fail to fulfill one or more of his obligations, all reasonable costs incurred in and out of count in order to realize fulfillment will be at his expense. Such costs will in any event include those for collecting agencies, bailiffs and attorneys.

XII.      FORCE MAJEURE.
          1. CVDI shall not be liable, if it is prevented from or hindered or delayed in performing any of its obligations by reason of force majeure. Force majeure shall consist of, but shall not be limited to, the following:
                  - strike, lock-out or trade dispute (in each case whether
                    involving CVDI's or a third party's employees);
                  - non-availability, interruption, failure of or delay in
                    CVDI's usually supply sources, manufacturing facilities, transportation routes or facilities;
                  - breakdown of machinery or power failure;
                  - default or delay by CVDI's sub-contractors, acts of national or local government or other authorities;
                  - storm, tempest, fire, flood, explosion, accident, theft, civil disturbance, insurrection or war.

XIII.     GOVERNING LAW.
          1. Those Standard Terms and any Contract in conjunction therewith shall be governed by the laws of the State of North Carolina.
          2. In any proceeding instigated by the Buyer in respect of any matter which may arise in connection with the contract or these Standard Terms, the counts of North Carolina shall have exclusive jurisdiction. In any such proceedings brought by CVDI, CVDI shall be at liberty to bring the proceeding before the courts of North Carolina or any other court which would have jurisdiction in the absence of this clause.

                                     SCHEDULE 3.4

                                TRADEMARKS AND PATENTS


                                          28